Exhibit 99.2

NOTICE OF REDEMPTION
of
5% PERPETUAL CUMULATIVE CONVERTIBLE PREFERRED STOCK
(LIQUIDATION PREFERENCE $50.00 PER SHARE)
CUSIP No. 039380 20 9
     Notice is hereby given that Arch Coal, Inc. (the “Company”) has called for redemption and will redeem on Friday, February 1, 2008 (the “Redemption Date”) all of its 5% Perpetual Cumulative Convertible Preferred Stock (Liquidation Preference $50.00 Per Share) (the “Preferred Stock”) outstanding at a redemption price of $50.00 per share of Preferred Stock, without interest, in accordance with Section 6 of the Certificate of Designations Establishing the Designations, Powers, Preferences, Rights, Qualifications, Limitations and Restrictions of 5% Perpetual Cumulative Convertible Preferred Stock (the “Certificate of Designations”). A summary of the redemption procedures relating to the Preferred Stock is set forth below. You should refer to the Certificate of Designations for a complete description of your rights. Terms not defined in this Notice have the meanings assigned to them in the Certificate of Designations.
     Payment of the Redemption Price will be made during normal business hours, upon presentation and surrender for payment of your shares of Preferred Stock to American Stock Transfer & Trust Company (the “Paying Agent”), by effecting book entry transfer of a holder’s shares of Preferred Stock.
     The right of a holder to convert its shares of Preferred Stock into shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), of the Company will expire at 5:00 p.m., New York City time, on Thursday, January 31, 2008, the last business day prior to the Redemption Date (the “Conversion Expiration Date”), unless the Company shall default in making payment of the Redemption Price then due, in which case the right of the holder to convert its shares of Preferred Stock shall terminate on the date such default is cured and the Preferred Stock is redeemed. Until 5:00 p.m., New York City time, on the Conversion Expiration Date, each holder of Preferred Stock may convert any whole shares of its Preferred Stock into 4.79701 shares of Common Stock, as provided in the Certificate of Designations. As of the date of this Notice, the conversion price of the Preferred Stock is $10.4232.
     Holders of Preferred Stock who want to convert any or all of their Preferred Stock must satisfy the requirements in Section 8 of the Certificate of Designations. To convert the Preferred Shares, a holder must, prior to 5:00 p.m., New York City time, on the Conversion Expiration Date, complete and sign a written notice of conversion, and surrender such notice of conversion and shares of Preferred Stock to be converted to American Stock Transfer & Trust Company, the conversion agent for the Preferred Stock, at the address set forth below:

By hand or courier:	By mail:

American Stock Transfer & Trust Company Operations Center Attention: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company Operations Center Attention: Reorganization Department P.O. Box 2042 New York, New York 10272
For information, call:
(877) 248-6417 or
(718) 921-8317
     Unless the Company defaults in making such redemption payment, on and after the Redemption Date, all rights of the holders of the Preferred Stock will cease and terminate, excepting only the right to receive the Redemption Price therefor, and dividends in respect of the shares of Preferred Stock will cease to accrue, without further notice.
     Holders of Preferred Stock who do not surrender their shares of Preferred Stock for conversion prior to 5:00 p.m., New York City time, on the Conversion Expiration Date must surrender such shares of Preferred Stock to the Company in order to collect the Redemption Price.
     If any shares of Preferred Stock are not surrendered for conversion or redemption, such shares of Preferred Stock shall be deemed to be redeemed, and the Redemption Price shall be deemed due and payable, on the

Redemption Date, payment therefor being subject to presentation and surrender to the Company of such shares of Preferred Shares. No interest will be payable on such amounts.
     All inquiries with respect to the surrender of shares of Preferred Stock should be made directly to American Stock Transfer & Trust Company at the address or telephone number above.

     Failure to surrender shares of Preferred Stock for conversion before 5:00 p.m., New York City time, on the Conversion Expiration Date will result in the redemption of such shares of Preferred Stock. Such shares of Preferred Stock, however, must be surrendered to the Company to collect the Redemption Price.

Arch Coal, Inc.
By:
Robert G. Jones
Vice President – Law, General Counsel and Secretary

December 27, 2007